Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Liz Sharp, VP Investor Relations Smith & Wesson Holding Corporation lsharp@smith-wesson.com

Smith & Wesson Holding Corporation Completes Previously Announced Acquisition of Battenfeld Technologies, Inc.

SPRINGFIELD, Mass., December 12, 2014 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced that it has completed the acquisition of Battenfeld Technologies, Inc., an industry-leading provider of hunting and shooting accessories, for approximately $130.5 million, subject to post-closing adjustments. The acquisition, which provides a broad, established platform for Smith & Wesson’s firearm accessories business, is expected to be accretive to Smith & Wesson gross margins, earnings per share, and cash generated in fiscal 2016, which begins May 1, 2015.

The signing of the definitive purchase agreement for the acquisition was announced on November 26, 2014, and a copy of that announcement can be found at:

http://ir.smith-wesson.com/phoenix.zhtml?c=90977&p=irol-newsArticle&ID=1993211. Based in Columbia, Missouri, Battenfeld Technologies develops and sells shooting, reloading, gunsmithing, and gun cleaning supplies under several popular, premium brands, including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, and Lockdown® Vault Accessories.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. Smith & Wesson facilities are located in Massachusetts, Maine, and Connecticut. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include our belief that the acquisition of Battenfeld Technologies provides a broad, established platform for our firearm accessories business and the accretive effect of the acquisition of Battenfeld Technologies on our gross margins, earnings per share, and cash generated in fiscal 2016. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, but are not limited to, difficulties in the integration of Battenfeld Technologies with our company; the potential loss of key personnel, customers, or suppliers; any reduction in the sales of our products; and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2014.